CREDIT AGREEMENT
by and between
RENEGY HOLDINGS, INC, a Delaware corporation
and
COMERICA BANK, a Texas banking corporation
Dated as of
March 28, 2008

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12.22	No Transfer by Borrower	38
12.23	Binding Nature	38
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EXHIBITS:

EXHIBIT “A”	Form of Advance Notice
EXHIBIT “B”	Form of Compliance Certificate
EXHIBIT “C”	Affiliates and Subsidiaries
EXHIBIT “D”	Description of Leases
EXHIBIT “E”	Form of Landlord Consent
EXHIBIT “F”	Trademarks/Names, Copyrights and Patents and Logo
EXHIBIT “G”	Proxies, Warrants, Options, Rights and Shareholder Agreements
EXHIBIT “H”	Chief Executive Office and Other Facilities
EXHIBIT “I”	Litigation
EXHIBIT “J”	CoBank Pledge Agreement
EXHIBIT “K”	Schedule of Permitted Debts
EXHIBIT “L”	Schedule of Permitted Indemnification Obligations

vi

CREDIT AGREEMENT
     BY THIS CREDIT AGREEMENT (together with any amendments or modifications, the “Credit Agreement”), entered into as of this 28th day of March 2008 by and between RENEGY HOLDINGS, INC, a Delaware corporation (“Borrower”), and COMERICA BANK, a Texas banking corporation (the “Lender”), in consideration of the mutual promises herein contained and for other valuable consideration, the parties hereto do hereby agree as follows:
RECITALS
     A. Borrower has requested that Lender make available to Borrower the following financial accommodations:
     (1) A non revolving line of credit facility (the “NRLC”) in the principal amount of not to exceed SIX MILLION TWO HUNDRED AND NO/100 DOLLARS ($6,200,000.00) for the purpose of funding costs over-run associated with the Snowflake White Mountain Power Plant, Borrower’s working capital and other general corporate uses.
     B. As a condition for extending such financial accommodations, Lender has required that Borrower enter into this Credit Agreement and the other Credit Documents (as defined herein), establishing the terms and conditions thereof.
     NOW, THEREFORE, in consideration of the mutual agreements contained herein, Borrower and Lender agree as follows:
ARTICLE 1
DEFINITION OF TERMS
     1.1 Definitions. For the purposes of this Credit Agreement, unless the context otherwise requires, the following terms shall have the respective meanings assigned to them in this Article 1 or in the Section hereof referred to below:
          “Additional Sums”: See Section 12.7.
          “Advance” means, severally and collectively, any NRLC Advance by Lender to Borrower.
          “Affiliate” means any Person, excluding Borrower, which, directly or indirectly, is controlled by Borrower. For the purposes of this definition, “control” (including, with correlative meanings, the term “controlled by”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
          “Authorized Officer” means one or more officers of Borrower duly authorized (and so certified to Lender by an officer of Borrower pursuant to a certificate of authority and incumbency from time to time satisfactory to Lender in the exercise of Lender’s reasonable discretion), acting alone, to request Advances under the provisions of this Credit Agreement and execute and deliver documents, instruments, agreements, reports, statements and certificates in connection herewith.
          “Banking Day” means a day of the year on which banks are not required or authorized to close in Texas, Detroit, Michigan and/or Phoenix, Arizona; provided, however, that when used in connection with a LIBOR Based Rate Amount, “Banking Day” shall mean any such day on which banks are open for dealings in or quoting deposit rates for Dollar deposits in the London interbank market.
          “Base Rate” means the rate per annum equal to the sum of the Prime Rate plus 1% as to a NRLC Advance.
          “Base Rate Advance” means an Advance that bears or is requested to bear interest at the Base Rate.
          “Base Rate Amount” means an amount of a Loan that bears interest at the Base Rate.
          “Borrower(s)”: shall have the meaning set forth in the Preamble hereto.
          “Capital Expenditures” means for any specified period, the sum of all expenditures capitalized for financial statement purposes in accordance with GAAP (whether payable in cash or other property or accrued as a liability).
          “Capital Lease” means any lease of Property by Borrower that has been or will be classified and accounted for as a capital lease on the balance sheet of Borrower in accordance with GAAP.
          “Capital Raise” means a transaction by the Borrower for the purpose of raising capital involving the issuance of any equity security by the Borrower, including debt convertible into or in conjunction with such debt, provided that any debt issued as part of a Capital Raise must be expressly subordinate to the Obligations hereunder in a manner reasonable acceptable to Lender.
          “Cash Collateral Account Agreement” means that certain Cash Collateral Account Agreement dated of even date herewith executed and delivered by the Borrower in favor and for the benefit of the Lender.
          “Chase Guaranty” means the Continuing Guaranty entered into by Borrower on March 17, 2008 in favor of Chase Equipment Lease, Inc.
          “Closing Date” means the date of delivery of this Credit Agreement fully executed by Borrower and Lender.
          “CoBank” means CoBank, ACB.
          “CoBank Credit Agreement” means the Credit Agreement, dated as of September 1, 2006 by and among Snowflake White Mountain Power, LLC, Renegy, LLC, Renegy

Trucking, LLC, the financial institutions thereto, CoBank, as letter of credit issuer, CoBank as administrative agent and CoBank as collateral agent for the secured parties under the Credit Agreement, as amended to date.
          “CoBank Collateral” means the collateral pledged to secure the obligations under the CoBank Credit Agreement as more particularly described in the CoBank Pledge Agreement, provided that, such collateral shall exclude any and all rights, interest, title or claims in and to that certain Loyalton Power Plant Facility to the extent acquired by Borrower after the date of this Credit Agreement, including without limitation all real and personal property, all general intangibles, including payment intangibles and rights relating to such property, all operational agreements, schematic designs, trade names, goodwill, accounts receivables, revenue and other consideration received, inventory, equipment, supply agreements and the like, related to the Loyalton Power Plant Facility, and all substitutions, replacements, additions, accessions and proceeds for or to any of the foregoing, and all books, records, and files relating to any of the foregoing, computer readable memory and data and any computer software or hardware reasonably necessary to access and process such memory and data.
          “CoBank Pledge Agreement” means the Pledge Agreement dated as of October 1, 2007 by and among Borrower, Renegy, LLC, Renegy Trucking, LLC, Snowflake White Mountain Power, LLC and CoBank, ACB, attached hereto as Exhibit J.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Collateral” means all property subject to the Security Documents.
          “Compliance Certificate”: Shall have the meaning as set forth in Section 9.1(c) hereof.
          “Control” when used with respect to any Person means the power, directly or indirectly, to direct the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
          “Controlled Group” means, severally and collectively, the members of the group controlling, controlled by and/or in common control of Borrower, within the meaning of Section 4001(b) of ERISA.
          “CPA”: Shall have the meaning as set forth in Section 9.1(a).
          “Credit Agreement”: means this Agreement.
          “Credit Documents” means this Credit Agreement, the Note, the Guaranty, the Security Documents and any written agreements, certificates or documents (and with respect to this Credit Agreement and such other written agreements and documents, any amendments or supplements thereto or modifications thereof) executed or delivered pursuant to the terms of this Credit Agreement.

          “Default Rate” means at any time three percentage points (3.00%) per annum over the then applicable interest rate.
          “Dollars” and the sign “$” mean lawful currency of the United States of America.
          “EPA” means the Environmental Protection Act in force as of the date of this Credit Agreement, as the same may be amended, revised or modified from time to time.
          “Equipment” means equipment that is:
(a)	acquired by Borrower for use in the usual and ordinary course of Borrower’s business;

(b)	owned by Borrower free and clear of all Liens other than Liens held by Lender and the Liens described in clauses (a), (b), (c), and (d) of the definition of Permitted Liens; and

(c)	reflected on the financial statements of Borrower as an asset in accordance with GAAP.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with all final and permanent regulations issued pursuant thereto. References herein to sections and subsections of ERISA are deemed to refer to any successor or substitute provisions therefor.
          “Event of Default”: Shall have the meaning as set forth in Section 11.1 hereof.
          “Exchange Act” means the Securities Exchange Act of 1934.
          “Financing Statements” means the UCC financing statements relating to the Collateral, naming Lender as the secured party and Borrower as the debtor to be filed among the records of the Secretary of State, Corporation Commission or other appropriate Governmental Authority.
          “GAAP” means those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof and which are consistently applied for all periods after the date hereof so as to properly reflect the financial condition, and the results of operations and changes in the financial position, of Borrower, except that any accounting principle or practice required to be changed by the said Accounting Principles Board or Financial Accounting Standards Board (or other appropriate board or committee of the said Boards) in order to continue as a generally accepted accounting principle or practice may be so changed.
          “Governmental Authority” means any government (or any political subdivision or jurisdiction thereof), court, bureau, agency or other governmental authority having jurisdiction over Borrower or any of its business, operations or properties.

          “Guaranty” means that certain guaranty dated of even date herewith executed and delivered by (1) Robert Merrill Worsley, a married man, (2) Christi Marie Worsley, a married woman, and (3) the Robert Merrill Worsley and Christi Marie Worsley Family Revocable Trust, dated July 28, 1998, in favor and for the benefit of Lender.
          “Indebtedness” of a Person means each of the following (without duplication): (a) obligations of that Person to any other Person for payment of borrowed money, (b) Capital Lease obligations, (c) notes and drafts drawn or accepted by that Person payable to any other Person, whether or not representing obligations for borrowed money (but without duplication of indebtedness for borrowed money), (d) any obligation for the purchase price of property the payment of which is deferred for more than one year or evidenced by a note or equivalent instrument, (e) guarantees of Indebtedness of third parties, and (f) a recourse or nonrecourse payment obligation of any other Person that is secured by a Lien on any property of the first Person, whether or not assumed by the first Person, up to the fair market value (from time to time) of such property.
          “Interest Payment Date” means:
          (a) as to Base Rate Amounts, the first day of each month, provided that if any such day is not a Banking Day, then such Interest Payment Date shall be the next succeeding Banking Day; and
          (b) as to LIBOR Based Rate Amounts the last day of the corresponding LIBOR Interest Period.
          “Landlord(s)” means the landlord(s) under the Leases.
          “Landlord Consents” collectively means, if applicable, the landlord consents (each in a form substantially similar to Exhibit “E” hereto and acceptable to Lender in its sole discretion) executed by the Landlords in favor of Lender, as the same may from time to time be amended, supplemented or modified, together with all exhibits and schedules from time to time attached thereto, pursuant to which each Landlord, among other things, waives any landlord’s lien, whether statutory or otherwise, and other claims in and to any of the Collateral for the Obligations and agrees to such other covenants as are reasonably requested by Lender.
          “Leases” collectively means the leases described on Exhibit “D” attached hereto (as Exhibit “D” may be updated from time to time), as such leases may from time to time be amended, supplemented or modified, and any other rental agreements or leases hereafter executed by Borrower for the lease or rental of real property or space, together with all exhibits and schedules from time to time attached thereto
          “Lender”: Shall have the meaning as set forth in the Preamble hereto.
          “LIBOR” means the interest rate for and during each LIBOR Interest Period, rounded upward to the nearest 1/100 of one percent, calculated as of the first day of each LIBOR Interest Period as follows:

          LIBOR Rate = London Inter-Bank Offered Rate
          (1.00 – Reserve Percentage)
Where,
“London Inter-Bank Offered Rate” means the rate of interest determined by Lender, based on such sources as may be selected by Lender, to be the rate at which deposits in United States dollars are offered by major banks in London, England to other major banks in the London inter-bank market at 11:00 a.m. (London, England, local time) on the first London Banking Day of the LIBOR Interest Period for the period in the London inter-bank market equal to or next greater than the LIBOR Interest Period. A “London Banking Day” is a day on which dealings are carried on in the London inter-bank market.
“Reserve Percentage” means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in the Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.
          “LIBOR Based Rate” means the rate per annum equal to the sum of LIBOR plus 3.75% as to a NRLC Advance.
          “LIBOR Based Rate Advance” means an Advance that bears or is requested to bear interest at the LIBOR Based Rate.
          “LIBOR Based Rate Amount” means an amount of a Loan that bears interest at the LIBOR Based Rate.
          “LIBOR Interest Period” means the period selected by Borrower pursuant to the provisions herein, and, thereafter, each subsequent period commencing on the last day of the immediately preceding LIBOR Interest Period and ending on the last day of the period selected by Borrower pursuant to the provisions herein. The duration of each LIBOR Interest Period shall be to any principal portion of the NRLC, 30 days, 60 days, 90 days, 120 days, 180 days, or 270 days, as selected by Borrower pursuant hereto; provided, however, that:
          (i) Whenever the last day of any LIBOR Interest Period would otherwise occur on a day other than a Banking Day, the last day of such LIBOR Interest Period shall be extended to occur on the next succeeding Banking Day, provided that if such extension would cause the last day of such LIBOR Interest Period to occur in the next following calendar month, the last day of such LIBOR Interest Period shall occur on the immediately preceding Banking Day;
          (ii) No LIBOR Interest Period shall extend beyond the applicable Maturity Date; and

          (iii) The maximum amount of LIBOR Interest Periods that can be pending at any one time with respect to the Loan shall be three (3).
          “Lien” means any lien, mortgage, security interest, tax lien, pledge, encumbrance, conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of Indebtedness whether arising by agreement or under any statute or law, or otherwise.
          “Loan” or “Loans” means the amounts advanced to or for the benefit of Borrower pursuant to the Agreement, including those advances in respect of the NRLC.
          “Material Adverse Effect” means any circumstance or event which (i) has any material adverse effect upon the validity or enforceability of any Credit Document, (ii) materially impairs the ability of Borrower to fulfill their obligations under the Credit Documents, or (iii) causes an Event of Default or any event which, with notice or lapse of time or both, would reasonably be expected to become an Event of Default.
          “Maturity Date” means, the NRLC Maturity Date.
          “Maximum NRLC Loan Amount” means Six Million Two Hundred Thousand and NO/100 Dollars ($6,200,000.00).
          “Non Use Fee” means the fee the Borrower agrees to pay on any difference between the Maximum NRLC Loan Amount and the amount of the NRLC the Borrower actually uses, determined by the average of the daily amount of credit outstanding during the specified. The fee will be calculated quarterly in arrears
          “Note(s)” means, separately or collectively, as applicable, the NRLC Note, and any note or notes required by Lender to be executed by any Borrower in connection with the Obligations, and any other note as notes issued in substitution, replacement or renewal of, or that amend or supersede any of the foregoing notes.
          “NRLC” shall have the meaning set forth in the preamble hereof.
          “NRLC Advance” means a disbursement of the proceeds of the NRLC.
          “NRLC Maturity Date” means the first Banking Day next preceding the first anniversary of the Closing Date, or such earlier date on which all amounts under the NRLC first become due and payable as provided herein.
          “NRLC Note” means that certain means that certain Non Revolving Line of Credit Promissory Note of even date herewith in the amount of the Maximum NRLC Amount executed by Borrower and delivered pursuant to the terms of this Credit Agreement, together with any renewals, extensions, modifications or replacements thereof.
          “Obligations” means, individually and collectively, all present and future indebtedness, obligations and liabilities of Borrower to Lender, and all renewals and extensions thereof, or any part thereof, arising pursuant to this Credit Agreement or represented by any of the Notes, including without limitation the Loans and all interest accruing thereon, and attorneys’ fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, joint, several or joint and several; together with all indebtedness, obligations and liabilities of Borrower evidenced or arising pursuant to any of the other Credit Documents, and all renewals and extensions thereof, or part thereof.
          “Operating Current Assets” means, as determined in accordance with GAAP and on a consolidated basis, the sum of trade accounts receivable and inventory.
          “PBGC” means the Pension Benefit Guaranty Corporation, and any successor to all or substantially all of the Pension Benefit Guaranty Corporation’s functions under ERISA.
          “Permitted Debt” means the debt described and set forth in the Schedule of Permitted Debts attached hereto as Exhibit K.
          “Permitted Liens” means:
     (a) Liens in Lender’s favor.
     (b) Liens for taxes not delinquent.
     (c) Liens agreed to in writing by Lender.
     (d) To the extent not otherwise included in clauses (a) through (c) above, liens created by Capital Leases permitted by Section 10.4, so long as (i) the Indebtedness secured by all such Liens, together with the Indebtedness described in clause (e) below, does not exceed $1,000,000.00 in the aggregate for the Borrower at any given time; (ii) the Liens created by such Capital Leases attach solely to the assets being leased or acquired by Borrower pursuant to such Capital Leases and secure only the capitalized amount; and (iii) the Indebtedness secured by any such Lien does not exceed one hundred percent (100%) of the capitalized amount.
     (e) To the extent not otherwise included in clauses (a) through (c) above, purchase money Liens or security interests permitted by Section 10.4, and granted to suppliers in the ordinary course of business for purposes of purchasing any personal property, so long as (i) the Indebtedness secured by all such liens and security interests, together with the indebtedness described in clause (d) above, does not exceed $1,000,000.00 in the aggregate for the Borrower at any given time; (ii) such purchase money liens or security interests arise pursuant to a bona fide sales at prices consistent with the prevailing market price for such property; (iii) the Liens created by such transactions attach solely to the property being acquired by Borrower and secure only the balance of the purchase price of such property; and (iv) the Indebtedness secured by any such Lien does not exceed one hundred percent (100%) of the price of the property that is acquired.
     (f) Liens arising from Permitted Debt.

          “Person” includes an individual, a corporation, a joint venture, a partnership, a trust, a limited liability company, an unincorporated organization or a government or any agency or political subdivision thereof.
          “Plan” means an employee defined benefit plan or other plan maintained by Borrower for employees of Borrower and covered by Title IV of ERISA, or subject to the minimum funding standards under Section 412 of the Code.
          “Prime Rate” means the interest rate per annum publicly announced by Lender, or its successors, as its “prime rate” as in effect from time to time. Borrower acknowledges that the Prime Rate is not necessarily the best or lowest rate offered by Lender and Lender may lend to its customers at rates that are at, above or below its Prime Rate.
          “Property” means any interest of Borrower, now owned or herein after acquired, in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including without limitation all contracts and agreements to which Borrower is a party.
          “Quarterly End Date” means each March 31, June 30, September 30 and December 31.
          “Regulation U” means Regulation U promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 221, or any other regulation hereafter promulgated by said Board to replace the prior Regulation U and having substantially the same function.
          “Regulatory Change” means any change effective after the date of this Credit Agreement in United States federal, state, or foreign law, regulations, or rules or the adoption or making after such date of any interpretation, directive, or request applying to a class of banks including Lender, of or under any United States federal, state, or foreign law, regulation or rule (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.
          “Reportable Event” means any “reportable event” as described in Section 4043(b) of ERISA with respect to which the thirty (30) day notice requirement has not been waived by the PBGC.
          “Security Documents”: Shall have the meaning set forth in Section 6.3 hereof.
          “Snowflake White Mountain Power plant” shall mean the approximately 24 megawatt biomass power plant being constructed near Snowflake, Arizona.
          “Subsidiary” means, as to any Person,
     (a) a corporation whose shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency that has not occurred) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries or both, by such Person.

     (b) a limited liability company, the majority of the membership interests of which are at the time held, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries or both, by such Person.
     (c) a partnership, which is controlled, directly or indirectly through one or more intermediaries or both by such Person.
     (d) a limited partnership, the general partner of which is at the time, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries or both, by such Person.
          “Trademarks/names, Registered Copyrights and Patents” means all logos, insignia, trademarks and trade names, registered copyrights and patents or applications therefor, all of which are listed (and a copy of any logo is included) on Exhibit “F”, now or hereafter utilized for or in connection with the business of Borrower.
          “Worsley Line of Credit” means the Revolving Credit Agreement dated February 12, 2008 by and among the Borrower, Robert M. Worsley, Christi R. Worsley and the Robert M. Worsley and Christi R. Worsley Revocable Trust. Any draws under the Worsley Line of Credit shall be expressly subordinate to the Obligations hereunder in a manner reasonably acceptable to Lender.
     1.2 References. Capitalized terms shall be equally applicable to both the singular and the plural forms of the terms therein defined. References to “Credit Agreement,” “this Agreement,” “herein,” “hereof,” “hereunder,” or other like words mean this Credit Agreement as amended, supplemented, restated or otherwise modified and in effect from time to time.
     1.3 Accounting Terms. Except as expressly provided to the contrary herein, all accounting terms shall be interpreted and all accounting determinations shall be made in accordance with GAAP. To the extent any change in GAAP affects any computation or determination required to be made pursuant to this Credit Agreement, such computation or determination shall be made as if such change in GAAP had not occurred unless Borrower and Lender agree in writing on an adjustment to such computation or determination to account for such change in GAAP. Any report not prepared in accordance with GAAP shall not satisfy Borrower’s obligation to provide such report hereunder.
ARTICLE 2
THE NRLC
     2.1 NRLC Commitment. Subject to the conditions herein set forth, and subject to the payment of a commitment fee in the amount of $31,000 (50 basis points), to the Lender by Borrower, Lender agrees to make the NRLC available to or for the benefit of Borrower, and Borrower may draw upon the NRLC, in the manner and upon the terms and conditions herein expressed, amounts that shall not exceed the Maximum NRLC Loan Amount.

     2.2 Non Revolving Line of Credit.
     Subject to the terms and conditions set forth in this Credit Agreement, Bank agrees to make NRLC Advances to Borrower from time to time on or before the NRLC Maturity Date, provided that the outstanding amount of NRLC Advances from time to time shall not exceed the Maximum NRLC Loan Amount. The NRLC shall be a non-revolving line of credit, against which NRLC Advances may be made to Borrower, and repaid by Borrower. NRLC Advances repaid may not be re-borrowed. Upon occurrence of an Event of Default, Bank, in its absolute and sole discretion and without notice, may suspend the commitment to make NRLC Advances. The obligation of Borrower to repay NRLC Advances is set forth in the NRLC Note. Although the outstanding principal of the NRLC Note may be zero from time to time, the Loan Documents shall remain in full force and effect until the Commitment terminates and all Obligations are paid and performed in full. No NRLC Advance shall be made on or after the NRLC Maturity Date.
     (a) The NRLC shall be evidenced by the NRLC Note.
     (b) NRLC Advances may be made for the purpose of funding Borrower’s over-run costs associated with the Snowflake White Mountain Power Plant, working capital and other general corporate uses.
     (c) Subject to all of the other terms and conditions hereof, NRLC Advances may be made upon written request in accordance with the procedures described below.
     (d) Each request for an NRLC Advance given pursuant to Section 2.2(e) shall be substantially in the form attached hereto as Exhibit “A” from an Authorized Officer and shall, in addition to complying with the other requirements in this Agreement, shall be made three (3) Banking Days prior to the disbursement of any NRLC Advances.
     2.3 NRLC Payments. The NRLC shall bear interest and be payable to Lender upon the following terms and conditions:
     (a) Interest shall accrue on the unpaid principal of an NRLC Advance at:
     (i) the applicable Base Rate; or
     (ii) the LIBOR Based Rate to the extent Borrower shall elect.
     (b) All accrued and unpaid interest shall be due and payable on each Interest Payment Date.
     (c) The entire unpaid principal balance, all accrued and unpaid interest, and all other amounts payable under the NRLC Note shall be due and payable in full on the NRLC Maturity Date.
     (d) If any payment of interest and/or principal is not received by Lender within ten (10) days after such payment is due, then in addition to the remedies conferred upon Lender under the Credit Documents, a late charge of five percent (5%) of the amount of the installment due and unpaid will be added to the delinquent amount to compensate Lender for the expense of handling the delinquency for any such payment, regardless of any notice and cure period.
     (e) Upon the occurrence of an Event of Default and at any time when such Event of Default is continuing, the unpaid principal balance, all accrued and unpaid interest and all other amounts payable hereunder shall bear interest at the Default Rate.
     2.4 LIBOR Election.
     (a) If Borrower desires that any NRLC Advance bear interest at the LIBOR Based Rate, Borrower shall deliver to Lender at least three (3) Banking Days prior to a LIBOR Interest Period a notice making such election. Any request for a NRLC Advance not complying with the requirements provided herein for a NRLC Advance bearing interest at the LIBOR Based Rate shall bear interest at the Base Rate.
     (b) Each LIBOR Base Rate Advance under the NRLC shall be for a minimum principal amount of $1,000,000.00.
     (c) If Borrower desires that a LIBOR Based Rate Advance continue to bear interest at the LIBOR Based Rate after the end of an existing LIBOR Interest Period, Borrower shall deliver to Lender at least three (3) Banking Days prior to the end of the existing LIBOR Interest Period a notice making such election and specifying the new LIBOR Interest Period. If Borrower does not deliver such notice within such time, then after the expiration of the existing LIBOR Interest Period, the LIBOR Based Rate Advance shall become a Base Rate Advance and shall bear interest at the applicable Base Rate.
     (d) Borrower may upon advance written notice to Lender delivered not less than three (3) Banking Days prior to the proposed conversion date, convert a LIBOR Based Rate Advance into a Base Rate Advance, and vice versa; provided, however, that any conversion of a LIBOR Based Rate Advance shall only be made on the last day of the applicable LIBOR Interest Period. Each such request shall specify the date of such conversion and the Advance to be so converted.
     (e) Each request for an Advance as well as each election by Borrower that an Advance continue to bear interest at the LIBOR Based Rate after the end of an existing LIBOR Interest Period and each conversion request shall be irrevocable and binding upon Borrower once the request is received by Lender. Borrower shall indemnify Lender against any cost, loss, or expense incurred by Lender as a result of Borrower’s failure to fulfill, on or before the date specified in an Advance request, the conditions to such Advance, including any cost, loss, or expense incurred by reason of the liquidation of deposits or other funds acquired by Lender to fund such Advance. Lender shall, upon request, provide to Borrower a statement setting forth in reasonable detail such losses and expenses, including an explanation of the manner of calculation thereof.
     (f) No Advance shall be requested by Borrower to bear a LIBOR Based Rate during the continuance of any Event of Default
     2.5 Excess Balance Payment. There shall be due and payable from Borrower to Lender, and Borrower shall immediately repay to Lender, any amount by which the outstanding principal balance of the NRLC exceeds the Maximum NRLC Loan Amount.
     2.6 Optional Prepayment. Provided that all matured interest and other charges accrued to the date of prepayment are also paid in full, Borrower may, at the option of Borrower, at any time and from time to time, prepay the principal amount of the NRLC, in whole or in part, without any prepayment premium or penalty. Notwithstanding any partial prepayment of principal under the NRLC, there shall be no change in the due date or the amount of any scheduled payment with respect to the NRLC unless Lender, in its sole discretion, agrees in writing to such change.
     2.7 Non Use Fee.
          The Borrower agrees to pay a Non Use Fee equal to 25 basis points, payable quarterly in arrears.
     2.8 Conditions. Lender shall have no obligation to make any NRLC Advance unless and until all of the conditions and requirements of this Credit Agreement are fully satisfied. However, Lender in its sole and absolute discretion may elect to make one or more NRLC Advances prior to full satisfaction of one or more such conditions and/or requirements. Notwithstanding that such a NRLC Advance or NRLC Advances are made, such unsatisfied conditions and/or requirements shall not be waived or released thereby. Borrower shall be and continue to be obligated to fully satisfy such conditions and requirements, and Lender, at any time, in Lender’s sole and absolute discretion, may stop making NRLC Advances until all conditions and requirements are fully satisfied.
     2.9 Other NRLC Advances by Lender. Lender, to allow for corrective action, at its option, without prior written notice to Borrower, from time to time, may make NRLC Advances in any amount in payment of accrued and unpaid (i) insurance premiums, taxes, assessments, liens or encumbrances existing against property encumbered by the Security Documents, (ii) interest accrued and payable upon the NRLC or any Loan, (iii) any charges and expenses that are the obligation of Borrower under this Credit Agreement or any other Credit Document, and (iv) any charges or matters necessary to preserve the property encumbered by the Security Documents or to cure any still existing Event of Default.
     2.10 Assignment of NRLC Advance. Borrower shall have no right to any NRLC Advance other than to have the same disbursed by Lender in accordance with the disbursement provisions contained in this Credit Agreement. Any assignment or transfer, voluntary or involuntary, of this Credit Agreement or any right hereunder shall not be binding upon or in any way affect Lender without its written consent; Lender may make NRLC Advances under the disbursement provisions herein, notwithstanding any such assignment or transfer.

     2.11 Assignment of Credit Agreement. Any assignment or transfer, voluntary or involuntary, of this Credit Agreement or any right hereunder shall not be binding upon or in any way affect Lender without its written consent and any such assignment without Lender’s consent shall be void.
ARTICLE 3
(INTENTIONALLY OMITTED)
ARTICLE 4
(INTENTIONALLY OMITTED)
ARTICLE 5
PAYMENTS, FEES AND PREPAYMENTS PROVISIONS
     5.1 Payments.
     (a) All payments and prepayments by Borrower of principal of and interest on the Notes and all fees, expenses and any other Obligations payable to Lender in connection with the Loans shall be nonrefundable and made in Dollars or immediately available funds to Lender not later than 12:00 p.m. (Phoenix, Arizona local time) on the dates called for under this Credit Agreement, at the office of Lender in Phoenix, Arizona. Funds received after such hour shall be deemed to have been received by Lender on the next Banking Day.
     (b) Borrower authorizes Lender to collect all interest, principal, fees, costs, expenses or other amounts due under the Credit Documents by charging Borrower’s deposit account, numbered                     , with Lender, or any other deposit account maintained by Borrower with Lender, for the full amount thereof. Should there be insufficient funds in any such demand deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.
     (c) Unless otherwise required by applicable law, payments will be applied first to accrued, unpaid interest, then to principal, and any remaining amount to any unpaid collection costs, late charges and other charges; provided, however, upon an Event of Default and at any time in which such Event of Default is continuing, Lender reserves the right to apply payments among principal, interest, late charges, collection costs and other charges at its discretion.
     (d) Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Banking Day, such payment shall be made on the next succeeding Banking Day, and such extension of time shall in such case be included in the computation of interest, commission or fee, as the case may be.
     5.2 Computations. All fees and interest shall be computed on the basis of a year of 360-days/year and accrue on a daily basis for the actual number of days elapsed.
     5.3 Maintenance of Accounts. Lender shall maintain, in accordance with its usual practice, an account or accounts evidencing the indebtedness of Borrower and the amounts payable and paid from time to time hereunder. In any legal action or proceeding in respect of this Credit Agreement, the entries made in the ordinary course of business in such account or accounts shall be evidence of the existence and amounts of the obligations of Borrower therein recorded. The failure to record any such amount shall not, however, limit or otherwise affect the obligations of Borrower hereunder to repay all amounts owed hereunder, together with all interest accrued thereon.
     5.4 LIBOR Based Rate Breakage Fees. If for any reason (including voluntary or mandatory prepayment, or acceleration) Lender receives all or part of any LIBOR Based Rate Amount prior to the last day of the relevant LIBOR Interest Period, Borrower shall reimburse Lender and hold Lender harmless from any losses or reasonable expenses which Lender may sustain or incur as a result of such prepayment. Borrower shall reimburse Lender and hold Lender harmless from any losses or reasonable expenses which Lender may sustain or incur as a consequence of the failure of Borrower to make on a timely basis any payment of any principal of any Loan bearing interest at a LIBOR Based Rate, including any such loss or expense arising from liquidation or reemployment of funds obtained by it to maintain such Loan bearing a LIBOR Based Rate or from fees payable to terminate the deposits from which such funds were obtained.
     5.5 Special LIBOR Provisions.
     (a) Notwithstanding any provision of the Credit Documents to the contrary, Lender shall be entitled to fund and maintain funding of all or any part of any Advance in any reasonable manner.
     (b) Notwithstanding any provision of the Credit Documents to the contrary, Borrower shall pay interest on the unpaid principal amount from time to time outstanding under a Loan, in arrears, at the Base Rate if (i) by reason of any Regulatory Change, Lender reasonably determines that, by reason of circumstances affecting the London inter-bank market generally, adequate and fair means do not or will not exist for determining LIBOR or the LIBOR Based Rate, (ii) by reason of any Regulatory Change, Lender becomes restricted in the amount which it may hold of a category of liabilities which includes deposits by reference to LIBOR or a category of assets which includes loans which bear interest at rate determined in part by reference to LIBOR, (iii) by reason of any Regulatory Change, it shall be unlawful for Lender to maintain an Advance, or any portion thereof, bearing interest based on the LIBOR Based Rate, (iv) in the reasonable judgment of Lender, deposits are not available to Lender in the international inter-bank market in the requisite amounts and for the requisite durations, or (v) in the reasonable discretion of Lender, the LIBOR Based Rate does not adequately reflect the cost to Lender of the Advance. If Lender reasonably determines that it cannot accept an election for a LIBOR Based Rate based on the previous sentence, the corresponding Advance shall bear interest at the Base Rate. Lender shall provide Borrower notice if Lender determines that it cannot accept an election to make a LIBOR Based Rate Advance or to continue or convert an existing Advance to a LIBOR Based Rate Advance; however, failure by Lender to provide such notification shall not create or result in any liability for or impose any other obligation on Lender.
ARTICLE 6
SECURITY
     6.1 Security for Loans. So long as any Loan is outstanding and so long as Lender has any commitment to make any Advance hereunder, Borrower shall:
     (a) cause such Loans and Borrower’s Obligations to be secured at all times by valid and effective security agreements and assignments (collectively, the “Security Agreement”), duly executed and delivered by or on behalf of Borrower as Lender shall reasonably specify, granting Lender a valid and enforceable security interest in all of its personal property as described therein (to the extent assignable), including but not limited to trademarks, tradenames, copyrights, patents, patent rights, and licensing agreements, but excluding the CoBank Collateral, subject to no prior Liens except for Permitted Liens;
     (b) execute and deliver to Lender a valid, effective and enforceable Cash Collateral Account Agreement, granting a security interest in all of Borrower’s interests in the accounts, deposits and other collateral as described in the said Cash Collateral Agreement.
     6.2 Additional Security. In addition to the security listed in Section 6.1, so long as Loans are outstanding, Lender shall file all appropriate UCC financing statements, and continuations or amendments thereof, as may be necessary, with the relevant filing offices to secure a first lien position with respect to all of Borrower’s assets of whatever nature and wherever located, excluding only the CoBank Collateral.
     6.3 Security Documents. All of the documents required by this Article 6 shall be in form satisfactory to Lender and Lender’s counsel, and, together with any Financing Statements for filing and/or recording and any other items required by Lender to fully perfect and effectuate the liens and security interests of Lender contemplated by the Security Agreement, the Cash Collateral Account Agreement, this Credit Agreement, and any other document, instrument, and/or agreement evidencing or granting a security interest in favor and for the benefit of Lender in connection with the Loans, may heretofore or hereinafter be referred to as the “Security Documents.”
ARTICLE 7
CONDITIONS PRECEDENT

     7.1 Initial or Any Subsequent Advance. In addition to the terms and conditions otherwise contained herein, the obligation of Lender to make the initial Advances for the NRLC, are conditioned on each of the following having been satisfied in a manner acceptable to Lender, in Lender’s sole discretion:
     (a) The Credit Documents in form and substance approved by Lender shall have been duly authorized and executed by Borrower and any other parties thereto and delivered by Borrower to Lender.
     (b) Lender shall have received evidence satisfactory to Lender that the representations and warranties of Borrower in the Credit Documents are true and accurate and not misleading.
     (c) All Financing Statements required by Lender shall have been duly authorized by Borrower and delivered to Lender and filed in the appropriate governmental offices
     (d) The Landlord Consents, if applicable, with respect to the Leases existing as of the Advance(s) shall have been duly authorized, executed and delivered by Landlords to Lender in form and substance acceptable to Lender in its sole discretion.
     (e) Lender shall have received all fees, costs and expenses specified in the Credit Documents as are then due and payable by Borrower to Lender, including the attorneys’ fees and costs incurred by Lender in connection with the preparation of the Credit Documents, and all other costs incurred by Lender, including any appraisal fees, audit fees, environmental fees, premiums for title insurance policies and endorsements and filing, recording and search fees.
     (f) Lender shall have received all terminations of financing statements, partial releases of financing statements, mortgage releases, deed of trust releases, pay-off letters and/or agreements and other documents required by Lender to ensure that there are no Liens affecting the Collateral for the Obligations, other than the Permitted Liens.
     (g) Lender shall have received evidence that the insurance coverage required under the Credit Documents is in full force and effect, that Lender is named as a loss payee or beneficiary thereunder, and that such insurance includes a provision requiring the insurer to provide Lender at least thirty (30) days prior written notice of the cancellation, expiration, termination or any change in the coverage afforded thereby.
     (h) Lender shall have received a certificate of the secretary or other Authorized Officer of the Borrower in the form and substance approved by Lender, of even date herewith, as to: (i) the incumbency and signature of the officer of Borrower executing the Credit Documents; (ii) the adoption and continued effect of the authorizing actions of Borrower attached thereto, authorizing the execution, delivery and performance of the Credit Documents; (iii) the accuracy of the copies of the Certificate of Incorporation and By-laws of Borrower attached thereto; (iv) the due formation and valid existence of the Borrower; and (v) the good standing status of the Borrower.

     (i) Lender, at its option and for its sole benefit, shall have conducted an audit of the equipment, books, records and operations of Borrower, and Lender shall be satisfied as to their condition.
     (j) Lender shall have received such reports and other certificates as Lender may require in order to satisfy itself as to the financial condition of Borrower and the lack of environmental or other contingent liabilities of Borrower.
     (k) Lender shall have received certificates of registration for Borrower from the appropriate Government Authorities of the state of organization of Borrower, and from any other state in which Borrower is required to register to transact the business of Borrower.
     (l) Lender shall have received true and correct copies of all Trademarks/names, Copyrights and Patents filed with the United States Patent and Trademark Office.
     (m) No Default or Event of Default shall then exist, nor shall any Default or Event of Default arise as a result of any Advance.
     (n) Lender shall have received certified copies of documents and evidence in the form and substance reasonably acceptable to Lender regarding the existence and good standing of Borrower and the enforceability of each of the Credit Documents.
     (o) Lender shall have received all other items that Lender reasonably requires.
     7.2 Subsequent Advances. In addition to the terms and conditions otherwise contained herein, the obligation of Lender to make each Advance after the initial Advance made pursuant to Section 7.1 is conditioned on each of the following conditions having been satisfied in a manner acceptable to Lender, in Lender’s sole discretion, on and as of the date of such Advance:
     (a) Lender shall have received evidence satisfactory to Lender that the representations and warranties of Borrower in the Credit Documents are true and accurate and not misleading.
     (b) The Credit Documents shall be in full force and effect, and the liens and security interests granted to Lender thereby shall be perfected and in full force and effect with the priorities described therein.
     (c) If applicable, any subordination and intercreditor agreements with creditors of Borrower required by Lender shall have been duly authorized and executed by the respective subordinating creditors and Lender and consented to by Borrower and Lender shall have received a true and correct copy of each of any notes or related documents.
     (d) If applicable, the Landlord Consents with respect to the Leases existing as of the date of such Advance shall have been duly authorized, executed and delivered by Landlords to Lender in form and substance acceptable to Lender in its sole discretion

     (e) Lender shall have received all fees, costs and expenses specified in the Credit Documents as are then due and payable by Borrower to Lender.
     (f) Lender shall have received evidence that the insurance required under the Credit Documents is in full force and effect, that Lender is named as a loss payee thereunder, and that each of such insurance policies includes a provision requiring the insurer to provide Lender at least thirty (30) days prior written notice of the cancellation, expiration, termination or any change in the coverage afforded thereby.
     (g) No Default or Event of Default shall exist.
     (h) All proceedings to be taken in connection with such Advance and all documents incident thereto shall be satisfactory in form and substance to Lender.
     (i) Lender shall have received a Compliance Certificate dated not more than five (5) days prior to the Advance.
     7.3 NRLC Advances. In addition to the applicable conditions stated in Section 7.1 and Section 7.2, the obligation of Lender to make each NRLC Advance is conditioned on each of the following having been satisfied in a manner acceptable to Lender, in Lender’s sole discretion, on and as of the date of such NRLC Advance:
     (a) For NRLC Advances pursuant to clause (1) of Section 2.2(e), Lender shall have received from Borrower a written request for the NRLC Advance.
     (b) The principal amount outstanding under the NRLC, together with the amount of such NRLC Advance, shall not exceed the Maximum NRLC Loan Amount.
ARTICLE 8
REPRESENTATIONS AND WARRANTIES
          To induce Lender to make the Loans, Borrower represents and warrants to Lender that:
     8.1 Recitals. The recitals and statements of intent appearing in this Credit Agreement are true and correct.
     8.2 Organization and Good Standing. Borrower is a corporation that is duly organized, validly existing and in good standing under the laws of the State in which Borrower is incorporated and has the full power and authority to execute the Credit Documents. It is duly organized, validly existing and in good standing in all states and/or countries in which the nature of its business and property makes such qualifications necessary or appropriate. It has the legal power and authority to own its properties and assets and to transact the business in which it is engaged and is or will be qualified in those states and/or countries wherein the nature of its proposed business and property will make such qualifications necessary or appropriate in the future. Borrower has no Subsidiaries or Affiliates, other than as described on Exhibit “C” attached hereto. Where required, Borrower is in compliance with all fictitious name statutes.

     8.3 Authorization and Power. It has the power and requisite authority to execute, deliver and perform this Credit Agreement, the Notes and the other Credit Documents to be executed by it; it is duly authorized to, and has taken all action, organizational or otherwise, necessary to authorize it to, execute, deliver and perform this Credit Agreement, the Notes and such other Credit Documents and is and will continue to be duly authorized to perform this Credit Agreement, the Notes and such other Credit Documents.
     8.4 Security Documents. The liens, security interests and assignments created by the Security Documents will, when granted, be valid, effective and enforceable liens, security interests and assignments, except to the extent (if any) otherwise agreed in writing by Lender.
     8.5 No Conflicts or Consents. Neither the execution and delivery of this Credit Agreement, the Notes or the other Credit Documents to which it is a party, nor the consummation of any of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or with the terms and provisions thereof, (a) will materially contravene or conflict with: (i) any provision of law, statute or regulation to which it is subject, (ii) any judgment, license, order or permit applicable to it, (iii) any indenture, credit agreement, mortgage, deed of trust, or other agreement or instrument to which Borrower and/or any of its Subsidiary is a party or by which any or each of them may be bound, or to which any or each of them may be subject, or (b) will violate any provision of its organizational documents. No consent, approval, authorization or order of any court or Governmental Authority or other Person is required in connection with the execution and delivery by it of the Credit Documents or to consummate the transactions contemplated hereby or thereby, or if required, such consent, approval, authorization or order shall have been obtained.
     8.6 No Litigation. Other than as described on Exhibit “I”, there are no actions, suits or legal, equitable, arbitration or administrative proceedings pending, or to its actual knowledge overtly threatened, against Borrower and/or any of its Subsidiary, that would, if adversely determined, have a Material Adverse Effect.
     8.7 Financial Condition. It has delivered to Lender copies of Borrower’s most recent financial statements. Such financial statements, in all material respects, fairly and accurately present the financial position of Borrower as of such date, have been prepared in accordance with GAAP and neither contain any untrue statement of a material fact nor fail to state a material fact required in order to make such financial statement not misleading. Since the date thereof, Borrower has not discovered any obligations, liabilities or indebtedness (including contingent and indirect liabilities and obligations or unusual forward or long-term commitments) which in the aggregate are material and adverse to the financial position or business of Borrower that should have been but were not reflected in such financial statements. No changes having a Material Adverse Effect have occurred in the financial condition or business of Borrower since the date of such financial statements.
     8.8 Taxes. It has filed, caused to be filed or obtained an extension for filing all returns and reports which are required to be filed in any jurisdiction, and has paid or made provision for the payment of all taxes, assessments, fees or other governmental charges imposed upon its properties, income or franchises, as to which the failure to file or pay would have a Material

Adverse Effect, except such assessments or taxes, if any, which are being contested in good faith by appropriate proceedings.
     8.9 No Stock Purchase. No part of the proceeds of any financial accommodation made by Lender in connection with this Credit Agreement will be used to purchase or carry “margin stock,” as that term is defined in Regulation U, or to extend credit to others for the purpose of purchasing or carrying such margin stock.
     8.10 Advances. Each request for an Advance, or for the extension of any financial accommodation by Lender whatsoever shall constitute an affirmation that the representations and warranties contained herein are, true and correct as of the time of such request. All representations and warranties made herein shall survive the execution of this Credit Agreement, all advances of proceeds of the Loans and the execution and delivery of all other documents and instruments in connection with the Loans and/or this Credit Agreement, so long as Lender has any commitment to lend hereunder and until the Loans have been paid in full and all of Borrower’s Obligations under this Credit Agreement, the Notes and all other Credit Documents have been fully discharged.
     8.11 Enforceable Obligations. This Credit Agreement, the Notes and the other Credit Documents are the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as limited by bankruptcy, insolvency or other laws or equitable principles of general application relating to the enforcement of creditors’ rights.
     8.12 No Default. No event or condition has occurred and is continuing that constitutes an Event of Default.
     8.13 ERISA. (a) No Reportable Event has occurred and is continuing with respect to any Plan; (b) PBGC has not instituted proceedings to terminate any Plan; (c) neither Borrower, any member of the Controlled Group, nor any duly-appointed administrator of a Plan (i) has incurred any liability to PBGC with respect to any Plan other than for premiums not yet due or payable or (ii) has instituted or intends to institute proceedings to terminate any Plan under Section 4041 or 404lA of ERISA; and (d) each Plan of Borrower has been maintained and funded in all material respects in accordance with its terms and in all material respects in accordance with all provisions of ERISA applicable thereto. No Borrower nor any of its Affiliates participates in, or is required to make contributions to, any Multi-employer Plan (as that term is defined in Section 3(37) of ERISA).
     8.14 Compliance with Law. It is in substantial compliance with all laws, rules, regulations, orders, writs, injunctions and decrees that are applicable to it, or its properties, noncompliance with which would have a Material Adverse Effect.
     8.15 Solvent. It (both before and after giving effect to the Loans contemplated hereby) is solvent, has assets having a fair value in excess of the amount required to pay its probable liabilities on its existing debts as they become absolute and matured, and has, and will have, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature.

     8.16 Investment Company Act. It is not, and is not directly or indirectly controlled by, or acting on behalf of, any person which is, an “Investment Company” within the meaning of the Investment Company Act of 1940, as amended.
     8.17 Title. It has good and marketable title to the Collateral.
     8.18 Survival of Representations, Etc. All representations and warranties by Borrower herein shall survive the making of any Loan and the execution and delivery of any Note; any investigation at any time made by or on behalf of Lender shall not diminish Lender’s right to rely on the representations and warranties herein.
     8.19 Environmental Matters. It, to the best of its knowledge after due investigation, is in compliance in all material respects with all applicable environmental, health and safety statutes and regulations, and Borrower does not have any material contingent liability in connection with any improper treatment, disposal or release into the environment of any hazardous or toxic waste or substance.
     8.20 Existing Indebtedness. Borrower has not received any notice claiming any, or after reasonable investigation has any knowledge that it is in, default under any material obligation for borrowed money, any material purchase money obligation or any other material lease, commitment, contract, instrument or obligation.
     8.21 Accuracy of Information. All information, certificates and statements given by Borrower in, or pursuant to, the Credit Documents were accurate, true and complete in all material respects when given, continue to be accurate, true and complete in all material respects as of the Closing Date, and do not contain any untrue statement or omission of a fact necessary to make the statements therein not misleading. There is no fact or circumstance known to Borrower which adversely affects in any material respect, or which in the future may adversely affect in any material respect, the business, property, operations or condition, financial or otherwise, of Borrower which has not been set forth in the Credit Documents.
     8.22 Lien Priority. Borrower has not entered into any security agreement or otherwise granted a Lien to, or permitted a Lien to be held by, any Person that would be prior or in any way superior to the Liens in favor of Lender created by the Credit Documents, except Permitted Liens. There are no Liens on the Property other than Permitted Liens.
     8.23 Leases. Exhibit “D” accurately identifies all of the real property leases (including any amendments or modifications thereof and any side agreements, letter agreements or supplemental agreements with respect thereto) to which Borrower is a party, or to which its leased properties are subject, including the title of the lease (and any amendment, modification, side agreement, letter agreement or supplemental agreement), the name of the landlord, the date of the lease (and any amendment, modification, side agreement, letter agreement or supplemental agreement), the expiration date of the lease and the address and location of the real property. Borrower has delivered to Lender true, accurate and complete copies of all such leases (and any such amendments, modifications, side agreements, letter agreements and supplemental agreements).

     8.24 Capital Stock of Borrower. All outstanding shares of capital stock of Borrower have been duly authorized and issued as required by law and are fully paid and non-assessable, and the issuance and sale thereof have been made in compliance with, in all respects, applicable federal and state securities laws.
ARTICLE 9
AFFIRMATIVE COVENANTS
     Until payment in full of the Loans and the complete performance of the Obligations and so long as Lender has any commitment to make any Advance hereunder, Borrower agrees that:
     9.1 Financial Statements, Reports and Documents. Borrower shall deliver, or cause to be delivered, to Lender each of the following:
     (a) Annual Financial Statements of Borrower. Within one hundred twenty (120) days after the close of each fiscal year of Borrower, audited consolidated financial statements of Borrower, including its balance sheet as of the close of such fiscal year and statement of income of Borrower for such fiscal year, together with a reconciliation of Borrower’s capital balance accounts as of the close of such fiscal period, in each case setting forth in comparative form the figures for the preceding fiscal year, all as prepared by national independent certified public accountants of recognized standing selected by Borrower and satisfactory to Lender in its reasonable discretion (the “CPA”), together with any letters or reports to the management of Borrower by the CPA, which report shall be accompanied by the unqualified opinion of the CPA to the effect that the statements present fairly, in all respects, the financial position of Borrower as of the end of such fiscal year and the results of the operations of Borrower and the cash flows of Borrower for the fiscal year then ended in conformity with GAAP, except as set forth in the notes thereto.
     (b) Monthly Financial Statements of Borrower. Within thirty (30) days after the end of each calendar month, copies of the balance sheet of Borrower as of the end of such calendar month, cash flow statement and statement of income of Borrower for that calendar month and for the portion of the calendar year ending with such fiscal quarter, together with a reconciliation of Borrower’s capital balance accounts as of the close of such calendar year, in each case on a consolidated and consolidating and setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail and fairly stated, certified by Borrower and prepared by Borrower in accordance with GAAP.
     (c) Quarterly Financial Statements of Borrower. Within forty-five (45) days after the end of each fiscal quarter of Borrower, financial statements of Borrower duly reviewed by the CPA, including its balance sheet as of the close of such fiscal quarter and statement of income of Borrower for such fiscal quarter, together with a reconciliation of Borrower’s capital balance accounts as of the close of such fiscal period, in each case setting forth in comparative form the figures for the preceding fiscal quarter, all as prepared by the CPA (the “CPA Reviewed Quarterly

Financial Statements”), together with any letters or reports to the management of Borrower by the CPA, which report shall be accompanied by the unqualified opinion of the CPA to the effect that the statements present fairly, in all respects, the financial position of Borrower as of the end of such fiscal quarter and the results of the operations of Borrower and the cash flows of Borrower for the fiscal quarter then ended in conformity with GAAP, except as set forth in the notes thereto.
     (d) Quarterly Compliance Certificate of Borrower. Concurrently with the CPA Reviewed Quarterly Financial Statements, a certificate signed by the chief financial officer of Borrower, substantially in the form of Exhibit “B” attached hereto (the “Compliance Certificate”) (i) certifying that after a review of the activities of Borrower during such period, Borrower has observed, performed and fulfilled each and every obligation and covenant contained herein and no Event of Default exists under any of the same or, if any Event of Default shall have occurred, specifying the nature and status thereof, and (ii) stating that all financial statements of Borrower delivered to Lender during the respective period pursuant to Sections 9.1(a), 9.1(b) and 9.1(c) hereof, to his/her knowledge, fairly present in all material respect the financial position of Borrower and the results of its operations at the dates and for the periods indicated, and have been prepared in accordance with GAAP.
     (e) Cash Flow Projections. Within sixty (60) days after the end of each fiscal quarter of Borrower, ongoing cash flow projections for the upcoming fiscal quarter and setting forth in comparative form, the figures for the corresponding period of the preceding fiscal year.
     (f) Notices and Filings. Promptly provide Lender with a copy of any notices or filings made by Borrower with, or received by Borrower from, any Government Authority (including the Securities and Exchange Commission or any other regulatory agency), which could have a Material Adverse Effect on Borrower.
     (g) Other Information. As soon as is practicable, such other information concerning the business, properties or financial condition of Borrower as Lender shall reasonably request.
     9.2 Maintenance of Existence and Rights; Conduct of Business; Management. Borrower will preserve and maintain its existence and all of its rights, privileges, licenses, permits, franchises and other rights necessary or desirable in the normal conduct of its business, conduct its business in an orderly and efficient manner consistent with good business practices and maintain professional management of its business.
     9.3 Operations and Properties. Borrower will keep in good working order and condition, ordinary wear and tear excepted, all of its assets and properties which are necessary to the conduct of its business.
     9.4 Authorizations and Approvals. Borrower will maintain or cause to be maintained, at no expense to Lender, all such governmental licenses, authorizations, consents, permits and approvals as may be required to enable it to comply with its obligations hereunder and under the other Credit Documents and to operate its businesses as presently or hereafter duly conducted.
     9.5 Compliance with Law. Borrower will comply with all applicable laws, rules, regulations, and all final, nonappealable orders of any Governmental Authority applicable to it or any of its property, business operations or transactions, including without limitation, any environmental laws applicable to it, a breach of which could result in a Material Adverse Effect.
     9.6 Payment of Taxes and Other Indebtedness. Borrower will pay and discharge (i) all income taxes and payroll taxes, (ii) all taxes, assessments, fees and other governmental charges imposed upon it or upon its income or profits, or upon any property belonging to it, before delinquent, which become due and payable, (iii) all lawful claims (including claims for labor, materials and supplies), which, if unpaid, might become a Lien upon any of its property, and (iv) all of its Indebtedness as it becomes due and payable, except as prohibited hereunder, in each case if the failure to do so could result in a Material Adverse Effect; provided, however, that it shall not be required to pay any such tax, assessment, charge, levy, claims or Indebtedness if and so long as the amount, applicability or validity thereof shall currently be contested in good faith by appropriate actions and appropriate accruals and reserves therefor have been established in accordance with GAAP.
     9.7 Compliance with Other Agreements. Borrower will comply, and will cause and ensure that each Subsidiary is in compliance (as may be applicable), in all material respects with all other agreements and contracts to which Borrower and/or such Subsidiary is a party, a breach of which could result in a Material Adverse Effect.
     9.8 Compliance with Credit Documents. Borrower will comply and will cause the depositary bank that is a party to the Cash Collateral Account Agreement in connection with the transactions contemplated in this Credit Agreement, to comply with any and all covenants and provisions of this Credit Agreement, the Notes and all other Credit Documents, as may be applicable.
     9.9 Notice of Default. Borrower will furnish to Lender immediately upon becoming actually aware of the existence of any event or condition that constitutes an Event of Default, a written notice specifying the nature and period of existence thereof and the action which it is taking or proposes to take with respect thereto.
     9.10 Other Notices. Borrower will promptly notify Lender of (a) any Material Adverse Effect, (b) the existence of any Lien against the Property of Borrower, other than a Permitted Lien; (c) any change in the name, legal structure, place of business, residence or chief executive office, as applicable, of Borrower; (d) any acquisition or purchase of a business or its assets by Borrower; (e) any acquisition or purchase of any interest in real property (whether fee or leasehold) by Borrower; (f) any notice received by Borrower with respect to any unpaid taxes, or other governmental assessments or charges in excess of $50,000.00; (g) the issuance of additional securities, the reclassification of any authorized or issued and outstanding stock, or the redemption of any stock of Borrower; (h) any claim in excess of $100,000.00 not covered by insurance against Borrower or Borrower’s properties, (i) the cancellation or modification of any contract that would have a Material Adverse Effect and (j) the commencement of, and any material determination in, any litigation with any third party or any proceeding before any Governmental Authority affecting it, except litigation or proceedings which, if adversely determined, would not have a Material Adverse Effect.
     9.11 Books and Records; Access; Appraisals; Audits. Upon three (3) Banking Day notice from Lender, Borrower will give any authorized representative of Lender access during normal business hours to, and permit such representative to examine, copy or make excerpts from, any and all books, records and documents in its possession of and relating to the Loans, and to inspect any of its properties. Borrower shall cooperate with any appraiser selected by Lender to appraise Borrower or Borrower’s Property or Equipment. The costs of all audits, examinations, inspections, appraisals copying and excerpting shall be for the account of Borrower. Borrower shall maintain complete and accurate books and records of its transactions in accordance with good accounting practices.
     9.12 ERISA Compliance. With respect to its Plans, Borrower shall (a) at all times comply with the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code or shall have duly obtained a formal waiver of such compliance from the proper authority; (b) at Lender’s request, within thirty (30) days after the filing thereof, furnish to Lender copies of each annual report/return (Form 5500 Series), as well as all schedules and attachments required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA, in connection with each of its Plans for each year of the plan; (c) notify Lender within a reasonable time of any fact, including, but not limited to, any Reportable Event arising in connection with any of its Plans, which constitutes grounds for termination thereof by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Plan, together with a statement, if requested by Lender, as to the reason therefor and the action, if any, proposed to be taken with respect thereto; and (d) furnish to Lender within a reasonable time, upon Lender’s request, such additional information concerning any of its Plans as may be reasonably requested.
     9.13 Further Assurances. Borrower will make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such notices, certifications and additional agreements, undertakings or other assurances, and take any and all such other action, as Lender may, from time to time, deem reasonably necessary or proper to fully evidence the Loans subject to the terms and conditions of this Credit Agreement.
     9.14 Insurance. Maintain all risk property damage insurance, business interruption insurance, comprehensive liability insurance (including coverage for contractual liability, product liability and workers compensation), any other insurance that is usual for the business of Borrower and such other insurance as Lender may from time to time reasonably require. The insurance obtained in connection with this Section 9.14 shall: (a) be in an amount reasonably acceptable to Lender; (b) be in a form reasonably acceptable to Lender; (c) be issued by an insurance company reasonably acceptable to Lender; and (d) include a lender loss payable endorsement reasonably acceptable to Lender. In the case of any risk property damage insurance maintained by Borrower, the amount of the insurance will be the full replacement cost of the insured Property. Borrower will, upon request of Lender, deliver to Lender a copy of each insurance policy, or if permitted by Lender, a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section 9.14. In addition, Borrower shall, upon request by Lender, have an independent appraiser satisfactory to Lender determine, as applicable, the cash value or replacement cost of the insured Property. Lender may request as many appraisals as it reasonably deems necessary. The cost of such appraisals shall be paid by Borrower.
     9.15 Deposit Accounts. Borrower shall maintain (i) its principal depository accounts with Lender, and (ii) its principal banking relationship with Lender.
     9.16 Perfection of Liens. Perfect and protect the priority of the Liens of Lender and reimburse Lender for related costs that Lender incurs to perfect and protect the priority of the Liens of Lender.
     9.17 Real Property. Contemporaneously with the acquisition of any fee and/or leasehold interest in real property, provide Lender with an executed and recordable deed of trust or mortgage related to such real property and in favor of Lender, in form and substance satisfactory to Lender in its sole and absolute discretion. Prior to the acquisition of any leasehold interest in real property (or any substitute leasehold interest) with an annual rent of $100,000.00 or more or that has a term of more than one (1) year, Borrower shall obtain Lender’s written consent thereto, which consent Lender may withhold or condition in its sole and absolute discretion. Prior to the acquisition of such leasehold interest, Borrower shall provide Lender, if Lender so requests, with (i) an executed deed of trust with respect to such leasehold interest, and (ii) a Landlord Consent executed by the landlord of the subject real property. Borrower will promptly update the information on the attached Exhibit “D” if the information changes (including the entering into any renewal, extension or replacement of existing Leases and any additional Leases by any Borrower).
     9.18 Intellectual Property. Take all action necessary to preserve and perfect the Lien of Lender in the Trademarks/names, Copyrights and Patents and any other intellectual property of Borrower. The actions of Borrower shall include appropriate filings with the United States Patent and Trademark Office. At such time as Borrower acquires any additional federal registrations to Trademarks/names, Copyrights and Patents, Borrower will immediately notify Lender of such acquisition, and Borrower shall cooperate with Lender to perfect the security interest of Lender in such rights.
     9.19 Recovery of Additional Costs. If the imposition of or any change in any law, rule, regulation or guideline, or the interpretation or application of any thereof by any court or administrative or Government Authority (including any request or policy not having the force of law) shall impose, modify or make applicable any taxes (except U.S. federal, state or local income or franchise taxes imposed on Lender), reserve requirements, capital adequacy requirements or other obligations which would: (a) increase the cost to Lender for extending or maintaining the credit facilities to which the Credit Documents relate; (b) reduce the amounts payable to Lender under the Credit Documents; or (c) reduce the rate of return on the capital of Lender as a consequence of the obligations of Lender with respect to the credit facilities to which the Credit Documents relate; then, Borrower shall pay Lender such additional amounts as will compensate Lender therefor, within five (5) days after written demand by Lender for such payment, which demand shall be accompanied by an explanation of such imposition or charge and a calculation in reasonable detail of the additional amounts payable by Borrower, which explanation and calculations shall be conclusive in the absence of manifest error.

     9.20 Books and Records. Cause Borrower’s books and records to be maintained at such Borrower’s office address listed on Exhibit “H” attached hereto. Borrower shall maintain its offices at the address stated in Exhibit “H” attached hereto.
     9.21 Creation of Subsidiaries. (a) Deliver to Lender at least ten (10) days prior written notice of Borrower’s creation or establishment of any Subsidiary, and (b) upon Lender’s request, promptly and diligently (and in any event within such reasonable time as may be required by Lender) take all actions necessary or required by Lender to cause such Subsidiary to become obligated to pay and perform the Obligations jointly and severally with Borrower.
     9.22 Mandatory Payments.
     (a) Cause one hundred percent (100%) of all proceeds (net of escrow fees and other closing costs reasonably acceptable to Lender, accrued taxes and attorney’s fees) from any sale or transfer of Borrower’s assets, except for assets permitted to be sold pursuant to Section 10.2, to be used to prepay the Loans in a manner as determined by Lender in its sole discretion.
     (b) Cause one hundred percent (100%) of all proceeds of any Indebtedness incurred by Borrower (other than Indebtedness incurred by Borrower as a result of the Credit Documents or permitted pursuant to Section 10.4) after the Closing Date to be used to prepay the Loans in a manner as determined by Lender in its sole discretion.
     9.23 Minimum Liquidity. Borrower will at all times maintain a minimum liquidity of $1,000,000.00 (excluding the amounts deposited in the interest reserve account and pledged to the Lender pursuant to the Cash Collateral Account Agreement), either in cash or in the form of readily marketable securities, to be tested monthly; provided that with respect to any equity that is secured by the Borrower under a Capital Raise or in any other manner involving the issuance of a security by Borrower, the amount of minimum liquidity to be maintained by Borrower shall increase in an amount that is equal to the value of the equity secured dollar for dollar up to a maximum of $6,000,000.00.
ARTICLE 10
NEGATIVE COVENANTS
     Until payment in full of the Loans and the performance of the Obligations and so long as Lender has any commitment to make any Advance hereunder, Borrower shall not, directly or indirectly, without receiving the prior express written consent of Lender:
     10.1 Amendments to Organizational Documents. Amend its organizational documents if the result thereof could result in the occurrence directly or indirectly of a Material Adverse Effect.
     10.2 Sale of Assets. (a) Sell, transfer, lease, otherwise dispose of (other than in the ordinary course of business), mortgage, assign, pledge, grant a security interest in, or otherwise encumber any of the Property, other than by Permitted Liens; provided, however, that as long as Borrower receives reasonably equivalent value in return Borrower is permitted to (i) sell, transfer, lease or otherwise dispose of assets that are obsolete and worn out or which are no longer necessary for the operation of the business of Borrower; (b) enter into any agreement, directly or indirectly, to sell or transfer any property, real or personal, used in the business of Borrower, and thereafter lease such property or other property which Borrower intends to use for substantially the same purposes; (c) cease operations, liquidate or dissolve; or (d) consolidate, merge, joint venture or combine with or into any other Person or acquire or enter into any agreement to acquire any business or its assets.
     10.3 Distributions. Without the Lender’s prior written consent, which consent shall not be unreasonably withheld: (a) Pay any dividends, including, but not limited to, preferred dividends (provided, however, Borrower may accrue preferred dividends), except any dividends arising from a security issued in a Capital Raise (b) make any capital contributions to any Person other than another Borrower, except for capital contributions to any Subsidiary or (c) make any distribution of any kind that would cause Borrower to violate the covenants set forth herein or to fail to make any payment that is due and payable hereunder.
     10.4 No Indebtedness. Incur, create, assume, guarantee or otherwise become primarily or secondarily liable for, or absolutely or contingently liable for, or permit to exist, any Indebtedness without the prior written consent of Lender, other than:
     (a) Permitted Debts.
     (b) Indebtedness to Lender.
     (c) any Capital Leases incurred by Borrower in the ordinary course of business in connection with the lease of inventory or equipment which, together with the Indebtedness described in clauses (c) through (d) of this Section 10.4, does not exceed $1,000,000.00 in the aggregate for Borrower at any given time.
     (d) any purchase money indebtedness of Borrower incurred by Borrower in the ordinary course of business in connection with the purchase of inventory or equipment which, together with the Indebtedness described in clause (b) and clause (d) of this Section 10.4, does not exceed $1,000,000.00 in the aggregate for Borrower at any given time.
     (e) normal, unsecured trade payables incurred by Borrower in the ordinary course of business which, together with the Indebtedness described in clauses (b) through (c) of this Section 10.4, does not exceed $1,000,000.00 in the aggregate for Borrower at any given time.
     (f) Any refinancing of such existing Indebtedness provided that (i) the aggregate principal balance of such Indebtedness is not increased in connection with any such financing, and (ii) Borrower provides the Lender with copies of the loan documents executed in connection with such refinancing.
     (g) Any other additional debt, other than the Indebtedness to Lender.

     10.5 Guaranties. Without Lender’s prior written consent, which consent may be withheld in Lender’s sole and absolute discretion, incur any obligation as surety or guarantor, excluding only those indemnification obligations of the Borrower (“Permitted Indemnification Obligations”), as described and set forth in Section 9.9 and Article XI of that certain Contribution and Merger Agreement, as the same may be amended, amended and restated, revised, supplemented, or otherwise modified (collectively, “Contribution and Merger Agreement”), attached hereto as Exhibit L and any guaranty under the Chase Guaranty.
     10.6 Change in Ownership Control. Without the prior written consent of the Lender, which consent shall not be unreasonably withheld, issue any additional securities not outstanding on the Closing Date or enter into or permit any transaction, including any redemption or classification of stock or any other reorganization of Borrower if such transaction would result in a change of Control of Borrower.
     10.7 Redemption of Stock. Enter into or permit any transaction to repurchase treasury stock without the prior written consent of Lender.
     10.8 Change or Suspension of Business. Change the nature of the business conducted by Borrower or any Subsidiary, or voluntarily suspend the business of Borrower any Subsidiary, for more than five (5) consecutive Banking Days in any fiscal year, unless a longer suspension is reasonable as the result of any fire, flood, or other act of God, act of public enemy, riot, insurrection or governmental regulation, a labor disruption or a shortage of, or disruption of transportation for, materials or supplies or in connection with normal operational procedures.
     10.9 Change Name, Office or Place of Business. Change the name, chief executive office or the place of business of Borrower or any Subsidiary of Borrower.
     10.10 Liens. On and after the date Closing Date, create, issue, assume or suffer to exist Liens upon the Property, except Permitted Liens.
     10.11 Capital Expenditures. Without the prior written consent of the Lender, which consent shall not be unreasonably withheld, incur Capital Expenditures in the aggregate during any fiscal year in excess of $1,000,000.00.
     10.12 No Further Assignment. Make any assignment or pledge other than to Lender of any ownership interest in Borrower.
ARTICLE 11
EVENTS OF DEFAULT
     11.1 Events of Default. An “Event of Default” shall exist if any one or more of the following events (herein collectively called “Events of Default”) shall occur and be continuing:
(a) Borrower shall fail to pay any principal of, or interest on, or other amount due under the Notes or any other Credit Document when the same shall become due or payable and such failure continues for five (5) Banking Days after such failure to pay.

(b) Any failure or neglect to perform or observe any of the covenants, conditions, provisions or agreements of Borrower contained herein, or in any of the other Credit Documents (other than a failure or neglect described in one or more of the other provisions of this Section 11.1) and such failure is not cured within thirty (30) Banking Days after such failure.

(c) Any warranty, representation or statement contained in this Credit Agreement or any of the other Credit Documents, or which is contained in any certificate or statement furnished or made to Lender pursuant hereto or in connection herewith or with the Loans, shall be or shall prove to have been false when made or furnished.

(d) The occurrence of any “event of default” or “default” by Borrower after the giving of any applicable notice or the expiration of any applicable grace period under any Credit Document, or any agreement, now or hereafter existing, to which Lender or an Affiliate of Lender, and Borrower is a party.

(e) Any one or more of the Credit Documents shall have been determined to be invalid or unenforceable against Borrower executing the same in accordance with the respective terms thereof, or shall in any way be terminated or become or be declared ineffective or inoperative, so as to deny Lender the substantial benefits contemplated by such Credit Document or Credit Documents.

(f) Borrower shall (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor or liquidator of itself or of all or a substantial part of its assets, (ii) file a voluntary petition in bankruptcy or admit in writing that it is unable to pay its debts as they become due, (iii) make a general assignment for the benefit of creditors, (iv) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy or insolvency laws, (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding, or (vi) take corporate action for the purpose of effecting any of the foregoing

(g) An involuntary petition or complaint shall be filed against Borrower, seeking bankruptcy or reorganization of Borrower, or the appointment of a receiver, custodian, trustee, intervenor or liquidator of Borrower, or all or substantially all of its assets, and such petition or complaint shall not have been dismissed within ninety (90) days of the filing thereof; or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition or complaint seeking reorganization of Borrower, appointing a receiver, custodian, trustee, intervenor or liquidator of Borrower, or all or substantially all of its assets, and such order, judgment or decree shall continue unstayed and in effect for a period of ninety (90) days.

(h) Commencement of foreclosure, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower other than

Lender against any collateral securing the Loans, and such foreclosure proceeding is not terminated within thirty (30) days of its commencement, unless Borrower is contesting such action in good faith and has provided Lender a bond or other security of such amount and subject to such conditions as are reasonably satisfactory to Lender. This includes a garnishment, attachment or levy on or of any of any deposit accounts of Borrower that are maintained with Lender.
(i) Any Government Authority takes action that Lender reasonably believes will materially adversely affect the financial condition or ability of Borrower to repay the Loans, if not cured by Borrower to the satisfaction of Lender within thirty (30) Banking Days after delivery by Lender to Borrower of written notice of such action.

(j) A final judgment or arbitration award shall be entered against Borrower, or Borrower enters into any settlement agreement with respect to any litigation or arbitration, which, when added to other final judgments or arbitration awards against Borrower, or settlement agreements with respect to any litigation or arbitration, exceed at any one time the aggregate amount of $100,000.00, except with respect to final judgments only after the expiration of any appeal rights provided that Borrower is in good faith contesting the final judgment and has posted any requisite appeal bond to prevent any foreclosure, seizure or attachment of such Borrower’s assets.

(k) A material adverse change occurs in the financial condition of Borrower or ability of Borrower to repay the Loans or otherwise perform the obligations of Borrower under the Credit Documents, and such material adverse change is not cured to the satisfaction of Lender within thirty (30) Banking Days after delivery by Lender to Borrower of written notice of such material adverse change.

(l) Any default or event of default that creates or involves any obligation of Borrower in excess of $100,000.00 that occurs under any agreement, lease, commitment, contract or instrument executed by Borrower or by which it is bound, which continues unremedied beyond any applicable notice or cure and/or grace periods provided therein.
     11.2 Remedies Upon Event of Default. If an Event of Default shall have occurred and be continuing, then Lender may, at its sole option, exercise any one or more of the following rights and remedies, and any other remedies provided in any of the Credit Documents, as Lender in its sole discretion may deem necessary or appropriate, all of which remedies shall be deemed cumulative, and not alternative:
(i) Cease making Advances or extensions of financial accommodations in any form to or for the benefit of Borrower,

(ii) Declare the principal of, and all interest then accrued on, and any other amounts due under this Credit Agreement, the Notes and any other Credit Document and any other liabilities hereunder or under the other Credit

Documents to be forthwith due and payable, whereupon the same shall become immediately due and payable without presentment, demand, protest, notice of default, notice of acceleration or of intention to accelerate or other notice of any kind all of which Borrower hereby expressly waives, anything contained herein or in the other Credit Documents to the contrary notwithstanding,

(iii) Reduce any claim to judgment,

(iv) In the event of a continuing Event of Default, Lender will be entitled to receive and Borrower shall remit to Lender 100% of any equity contributions received by Borrower after such Event of Default until such Event of Default is cured or waived in writing by Lender,

(v) Without notice of default or demand, pursue and enforce any of Lender’ rights and remedies under the Credit Documents, or otherwise provided under or pursuant to any applicable law or agreement; provided, however, that if any Event of Default specified in Sections 11.1(f) and 11.1(g) shall occur, the principal of, and all interest on, and any other amounts due under this Credit Agreement, the Notes and any other Credit Document and other liabilities hereunder or under the other Credit Documents shall thereupon become due and payable concurrently therewith, without any further action by Lender and without presentment, demand, protest, notice of default, notice of acceleration or of intention to accelerate or other notice of any kind, all of which Borrower hereby expressly waives.
     Upon the occurrence and during the continuance of any Event of Default, Lender is hereby authorized at any time and from time to time, with five (5) Banking Days written notice to Borrower, to setoff and apply any and all monies, securities or other property of Borrower or any proceeds therefrom, now or hereafter held or received by or in transit to Lender or its agents, from or for the account of Borrower, whether for safe keeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general or special) and credits of Borrower, and any and all claims of Borrower against Lender at any time existing. Lender agrees promptly to notify Borrower prior to and after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of Lender under this Section 11.2 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Lender may have. No remedy herein conferred upon Lender is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and may be exercised singularly or concurrently and shall be in addition to every other remedy given hereunder, under the Credit Documents or now or hereafter existing at law or in equity or by statute or otherwise.
     11.3 Performance by Lender. Should Borrower fail to perform any material covenant, duty or agreement with respect to the payment of taxes, obtaining licenses or permits, or any other requirement contained herein or in any of the Credit Documents within the period provided herein, if any, for correction of such failure, Lender may, with five (5) Banking Days prior written notice, at its option, perform or attempt to perform such covenant, duty or agreement on behalf of Borrower. In such event, Borrower shall, at the request of Lender, promptly pay any amount expended by Lender in such performance or attempted performance to Lender at the location or depository designated by Lender together with interest thereon at the Default Rate, from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly understood that Lender does not assume any liability or responsibility for the performance of any duties of Borrower hereunder or under any of the Credit Documents or other control over the management and affairs of Borrower.
ARTICLE 12
MISCELLANEOUS
     12.1 Modification. All modifications, consents, amendments or waivers of any provision of any Credit Document, or consent to any departure by Borrower therefrom, shall be effective only if the same shall be in writing and accepted by Lender.
     12.2 Right of Setoff. In addition to all Liens upon, and rights of setoff against, the monies, securities or other property of Borrower given to Lender by law, Lender shall have a Lien and a right of setoff against, and Borrower hereby grants to Lender a security interest in, all monies, securities and other property of Borrower now or hereafter in the possession of or on deposit with Lender, whether held in a general or special account or deposit including any account or deposit held jointly by Borrower with any other Person (including any other Borrower), or for safekeeping or otherwise, except to the extent specifically prohibited by law. Every such Lien, right of setoff and security interest may be exercised only after the occurrence of a Default or an Event of Default (unless expressly waived in writing by Lender), but without any additional demand upon or notice to Borrower. No Lien, right of setoff or security interest shall be deemed to have been waived by any act or conduct on the part of Lender, by any neglect to exercise such right of setoff or to enforce such Lien or security interest, or by any delay in so doing.
     12.3 Waiver. No failure to exercise, and no delay in exercising, on the part of Lender, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other further exercise thereof or the exercise of any other right. The rights of Lender hereunder and under the Credit Documents shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Credit Agreement, the Notes or any Credit Documents, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand.
     12.4 Payment of Expenses. Borrower shall pay all costs and expenses of Lender (including, without limitation, UCC searches, filing fees, appraisal fees, audits, the attorneys’ fees of Lender’s legal counsel) incurred by Lender in connection with the documentation of the Loans, and the preservation and enforcement of Lender’s rights under this Credit Agreement, the Notes, and/or the other Credit Documents (including, without limitation, reasonable attorneys’ fees and costs). In addition, Borrower shall pay all costs and expenses of Lender in connection with the negotiation, preparation, execution and delivery of any and all amendments, modifications and supplements of or to this Credit Agreement, the Notes or any other Credit Document.

     12.5 Notices. Except for elections to convert into or cause an Advance or Loan to become a Base Rate Amount or LIBOR Based Rate Amount, as applicable, which election may be done by e-mail, any notices or other communications required or permitted to be given by this Credit Agreement or any other documents and instruments referred to herein must be (i) given in writing and personally delivered or mailed by prepaid certified or registered mail or sent by overnight delivery service, or (ii) made by facsimile delivered or transmitted, to the party to whom such notice or communication is directed, to the address of such party as follows:

Borrower:	Renegy Holdings, Inc.

Attention:

Telecopier:

with a copy to:

Attention:

Telecopier:

Lender:	Comerica Bank
Phelps Dodge Tower
One North Central Avenue
Suite 1000, 10th Floor
Phoenix, Arizona 85004-4469
Attention:

Telecopier:

Any notice to be personally delivered may be delivered to the principal offices (determined as of the date of such delivery) of the party to whom such notice is directed. Any such notice or other communication shall be deemed to have been given (whether actually received or not) on the day it is personally delivered as aforesaid; or, if mailed, on the third day after it is mailed as aforesaid; or, if transmitted by facsimile or e-mail, on the day that such notice is transmitted as aforesaid. If transmitted by facsimile or e-mail, such transmission shall be followed by first class United States Postal Service delivery of same. Any party may change its address for purposes of this Credit Agreement by giving notice of such change to the other parties pursuant to this Section 12.5.
     12.6 Governing Law; Jurisdiction, Venue; Waiver of Jury Trial. The Credit Documents shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Arizona, except to the extent Lender has greater rights or remedies under Federal law, whether as a national bank or otherwise, in which case such choice of Arizona law shall not be deemed to deprive Lender of any such rights and remedies as may be available under Federal law. Each party consents to the personal jurisdiction and venue of the state courts located in Maricopa County, State of Arizona in connection with any controversy related to this Credit Agreement, waives any argument that venue in any such forum is not convenient and agrees that any litigation initiated by any of them in connection with this Credit Agreement shall be venued in the Superior Court of Maricopa County, Arizona. THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED ON OR PERTAINING TO THIS CREDIT AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS.
     12.7 Additional Sums. All fees, charges, goods, things in action or any other sums or things of value, other than the interest resulting from the interest rate charged with respect to the Loans paid or payable by Borrower (collectively, the “Additional Sums”), whether pursuant to the Credit Documents or any other document or instrument in any way pertaining to this lending transaction, or otherwise with respect to this lending transaction, that, under the laws of the State of Arizona, may be deemed to be interest with respect to this lending transaction, for the purpose of any laws of the State of Arizona that may limit the maximum amount of interest to be charged with respect to this lending transaction, shall be payable by Borrower as, and shall be deemed to be, additional interest, and for such purposes only, the agreed upon and “contracted for rate of interest” of this lending transaction shall be deemed to be increased by the rate of interest resulting from the Additional Sums.
     12.8 Invalid Provisions. If any provision of any Credit Document is held to be illegal, invalid or unenforceable under present or future laws during the term of this Credit Agreement, such provision shall be fully severable; such Credit Document shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of such Credit Document; and the remaining provisions of such Credit Document shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from such Credit Document. Furthermore, in lieu of each such illegal, invalid or unenforceable provision there shall be added as part of such Credit Document a provision mutually agreeable to Borrower and Lender as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
     12.9 Conflicts; Inconsistency. In the event of any conflict or inconsistency between the terms and provisions of this Credit Agreement and the terms and provisions of any of the other Credit Documents, the terms and provisions of this Credit Agreement shall control to the extent necessary to resolve such conflict or inconsistency.
     12.10 Binding Effect. The Credit Documents shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors, assigns and legal representatives; provided, however, that no Borrower may, without the prior written consent of Lender, assign any rights, powers, duties or obligations thereunder.
     12.11 Entirety. The Credit Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof.
     12.12 Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Credit Agreement.
     12.13 Survival. All indemnities, warranties, representations and covenants made by Borrower in the Credit Documents shall be considered to have been relied upon by Lender and will survive the making and repayment of the Obligations, delivery to Lender of the Credit

Documents and the termination of each of the Loans, regardless of any investigation made by Lender or on behalf of Lender.
     12.14 No Third Party Beneficiary. The parties do not intend the benefits of this Credit Agreement to inure to any third party, nor shall this Credit Agreement be construed to make or render Lender liable to any materialman, supplier, contractor, subcontractor, purchaser or lessee of any property owned by Borrower, or for debts or claims accruing to any such persons against Borrower. Notwithstanding anything contained herein or in the Note, or in any other Credit Document, or any conduct or course of conduct by any or all of the parties hereto, before or after signing this Credit Agreement or any of the other Credit Documents, neither this Credit Agreement nor any other Credit Document shall be construed as creating any right, claim or cause of action against Lender, or any of its officers, directors, agents or employees, in favor of any materialman, supplier, contractor, subcontractor, purchaser or lessee of any property owned by Borrower, nor to any other person or entity other than Borrower.
     12.15 Time. Time is of the essence hereof.
     12.16 Exhibits Incorporated. All exhibits attached hereto, if any, are hereby incorporated into this Credit Agreement by each reference thereto as if fully set forth at each such reference.
     12.17 Counterparts. This Credit Agreement may be executed in multiple counterparts, each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.
     12.18 Participations. Lender, at any time, shall have the right to sell, assign, transfer, negotiate or grant participation interests in the Loans and in any documents and instruments executed in connection herewith. Borrower hereby acknowledges and agrees that any such disposition shall give rise to a direct obligation of Borrower to each such assignee or participant. Lender is authorized to furnish to any participant or prospective participant any information or document that Lender may have or obtain regarding the Loans, Borrower or any guarantor of the Loans.
     12.19 Exchange of Information. Borrower agrees that Lender may exchange financial information about Borrower, its Affiliate or Subsidiaries, if any, with (a) any other lender participating in the Loans; (b) the accountants and attorneys of Lender or any other lender participating in the Loans; (c) regulatory agencies; and (d) any other Person, as required by applicable law.
     12.20 Costs of Collection. Borrower agrees to pay all costs of collection, including attorneys’ fees, whether or not suit is filed, and all costs of suit and preparation for suit (whether at trial or appellate level), in the event any payment of principal, interest or other amount under the Credit Documents is not paid when due, or in case it becomes necessary to protect the collateral which is security for the Loans, or to exercise any other right or remedy hereunder or in the Credit Documents, or in the event Lender is made party to any litigation because of the existence of the Obligations, or if at any time Lender should incur any attorneys’ fees in any proceeding under any federal bankruptcy law (or any similar state or federal law) in connection with the Obligations. In the event of any court proceeding, attorneys’ fees shall be set by the court and not by the jury and shall be included in any judgment obtained by Lender.
     12.21 Bankruptcy. In the event of the commencement of a bankruptcy case by or against Borrower or involving any of the Collateral under the Credit Documents, Lender, to the extent not already provided for herein, shall be entitled to recover, and Borrower shall be obligated to pay, the attorneys’ fees and costs of Lender incurred in connection with: (a) any determination of the applicability of the bankruptcy laws to the terms of the Credit Documents or the rights of Lender thereunder; (b) any attempt by Lender to enforce or preserve its rights under the bankruptcy laws, or to prevent Borrower or any other person from seeking to deny Lender its rights thereunder; (c) any effort by Lender to protect, preserve, or enforce its rights against the collateral under the Credit Documents, or seeking authority to modify the automatic stay of 11 U.S.C. § 362 or otherwise seeking to engage in such protection, preservation or enforcement; or (d) any civil proceeding(s) arising under the bankruptcy laws, or arising in or related to a case under the bankruptcy laws.
     12.22 No Transfer by Borrower. Borrower shall not transfer or assign any of the rights or obligations of Borrower under the Credit Documents without the prior written consent of Lender, which may be given or withheld by Lender in its sole and absolute discretion.
     12.23 Binding Nature. Subject to the restrictions in Section 12.22, the provisions of the Credit Documents shall be binding upon Borrower and the successors and assigns of Borrower, and shall inure to the benefit of Lender and the successors and assigns of Lender.
     IN WITNESS WHEREOF, the undersigned have executed this Credit Agreement as of the day and year first above written.

BORROWER

RENEGY HOLDINGS, INC, a Delaware
corporation

By: Name:	/s/ Robert W. Zack Robert W. Zack
Title:	Executive Vice President and CFO

LENDER

COMERICA BANK, a Texas banking corporation

By: Name:	/s/ Matthew E. James Matthew E. James
Title:	Corporate Banking Officer